EXHIBIT 21.1

AK STEEL HOLDING CORPORATION SUBSIDIARIES

Name	State/Country of Incorporation
Advanced Materials Processing Inc.	Delaware
AFSG Holdings, Inc.	Delaware
AH Management, Inc.	Delaware
AH (UK) Inc.	Delaware
AK Asset Management Company	Delaware
AK Coal, Inc.	Delaware
AK Coal Resources, Inc.	Pennsylvania
AK Coatings Inc.	Ohio
AK Electric Supply LLC	Delaware
AK Electro-Galvanizing LLC	Delaware
AK Iron Resources, LLC	Delaware
AK Mine Services, LLC	Delaware
AKS HydroForm, Inc.	Ohio
AKS Investments, Inc.	Ohio
AK Steel International BV	Netherlands
AK Steel Corporation	Delaware
AK Steel de Mexico, S. de R. L. de C. V.	Mexico
AK Steel GmbH	Germany
AK Steel Limited	United Kingdom
AK Steel Mexico I, LLC	Delaware
AK Steel Mexico II, LLC	Delaware
AK Steel Natural Resources, LLC	Delaware
AK Steel NV	Belgium
AK Steel SARL	France
AK Steel Srl	Italy
AK Steel Merchandising S.A.	Spain
AK Steel Properties, Inc.	Delaware
AK Steel Receivables Ltd.	Ohio
AK Tube LLC	Delaware
Armco Advanced Materials, Inc.	Delaware
Armco Financial Services Corporation	Delaware
Armco Financial Services International, Inc.	Ohio
Armco Financial Services International, Ltd.	Delaware
Armco Insurance Group, Inc.	Delaware
Armco Investment Management, Inc.	Delaware
Armco Pacific Financial Services Limited	Vanuatu
Armco Pacific Limited	Singapore
Armco Resource Party Limited	Australia
Armco Steel Corporation	Ohio
Charnwood I, LLC	Michigan
Coal Innovations, LLC	Delaware
Combined Metals Holding, Inc.	Nevada
Compass Insurance Company	New York
Everest International, Inc.	Ohio
First Stainless, Inc.	Delaware

Name	State/Country of Incorporation
First Taconite Company	Delaware
FSA Services Corp.	Delaware
Gray Mining Company, Inc.	Pennsylvania
Materials Insurance Company	Cayman Islands
Mountain State Carbon, LLC	Delaware
Northwestern National Insurance Company of Milwaukee, Wisconsin	Wisconsin
Northern Land Company	Minnesota
Rockport, Inc.	Ohio
SNA Carbon, LLC	Delaware
SNA Holdings, LLC	Michigan
Strata Energy, Inc.	Ohio
Virginia Horn Taconite Company	Minnesota